UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2019

Red Rock Resorts, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37754	47-5081182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On February 19, 2019, Red Rock Resorts, Inc. and Station Casinos LLC (together, the “Company’”) announced that Joseph J. Hasson resigned as Executive Vice President and Chief Operating Officer of the Company on February 18, 2019. Mr. Hasson will continue to provide consulting services to the Company for a period of up to twelve months and, in consideration for providing such services and a release of claims, will receive compensation in an amount equal to continued payments of his base salary of $50,000 per month for a period of twelve months and continuation of health insurance and long-term disability insurance for a period of twelve months.

(b) In addition, the Company announced that Robert A. Finch was appointed Executive Vice President and Chief Operating Officer on February 19, 2019. Mr. Finch originally joined the Company in 1983 and (except for a period from 1986 to 1994 when he left to work for a gaming competitor) has served the Company continuously in a variety of increasingly senior operating and leadership roles, most recently serving as Senior Vice President and General Manager of Green Valley Ranch Resort Spa Casino and as Senior Vice President of Native American Operations.

Mr. Finch, age 59, is party to an employment agreement with the Company dated February 18, 2019 that provides for a fixed five-year term, unless the agreement is otherwise terminated pursuant to its terms. The employment agreement provides that Mr. Finch shall be entitled to an annual base salary of not less than $600,000 and a discretionary annual bonus with a targeted amount equal to Mr. Finch’s annual base salary. Pursuant to the employment agreement, Mr. Finch is entitled to an initial equity award with a value equal to 300% of Mr. Finch’s annual base salary (less the original grant date value of the stock option award previously made to Mr. Finch in 2019). Commencing in 2020, Mr. Finch will also be entitled to a discretionary annual long-term incentive award with a targeted value not less than 200% of Mr. Finch’s annual base salary. In the event of termination of employment for any reason, Mr. Finch will be entitled to accrued and unpaid obligations under his employment agreement, such as unpaid salary, any annual bonus awarded but not yet paid and reimbursement for previously-incurred expenses. Mr. Finch will not be entitled to any additional payments or benefits if his employment is terminated by the Company for “cause” or by Mr. Finch, except with “good reason” following a change in control of the Company. If Mr. Finch’s employment is terminated by the Company without “cause” or by Mr. Finch for “good reason” following a change in control of the Company, he will be entitled to receive additional payments consisting of a pro-rated annual bonus for the year of termination and a cash payment equal to the annual base salary in effect at the time of termination (paid in 12 equal monthly installments) and continuation of group health and long-term disability insurance coverage for 12 months (or a cash payment made in lieu of continued coverage). Receipt of the additional payments is subject to the execution of a release of claims against the Company. Mr. Finch’s employment agreement also contains certain restrictive covenant obligations, including indefinite confidentiality obligations and non-competition and non-solicitation restrictions with respect to a defined “restricted area” through the first anniversary of termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2019

Red Rock Resorts, Inc.

By:	/s/ Stephen L. Cootey
Stephen L. Cootey Executive Vice President, Chief Financial Officer and Treasurer